Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-65245, No. 333-65255, No. 333-31054, No. 333-37456, No. 333-43510, No. 333-62940, No. 333-62942, No. 333-62946, No. 333-62948, No. 333-86810, No. 333-98547 and No. 333-103882 of Entrust, Inc. on Forms S-8 of our report dated February 27, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for goodwill and other purchased intangibles, as of January 1, 2002, as required by Statement of Financial Accounting Standards No. 142), appearing in this Annual Report on Form 10-K/A of Entrust, Inc. for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

December 22, 2003